News Release

   R. Andrew Watts

July 21, 2014                                                                      Chief Financial Officer

                                                                                       (386) 239-5770

BROWN & BROWN, INC. ANNOUNCES QUARTERLY REVENUES

OF $397.8 MILLION, AN INCREASE OF 22.1%; ORGANIC REVENUE GROWTH OF 3.8%; EARNINGS PER SHARE OF $0.42; AND APPROVAL OF $200 MILLION STOCK BUYBACK

(Daytona Beach, Florida) . . . Brown & Brown, Inc. (NYSE:BRO) today announced its unaudited financial results for the second quarter of 2014.

Revenues for the second quarter of 2014 under U.S. generally accepted accounting principles (“GAAP”) were $397.8 million, increasing $72.1 million or 22.1% as compared to the second quarter of the prior year. Organic Revenues (as defined below) increased by 3.8% after adjusting for Colonial Claims’ revenue related to Hurricane Sandy in the second quarter of 2013. EBITDAC – pro forma Margins (as defined below) were 34.2% vs. 33.8%, an increase of 40 basis points from the second quarter of the prior year. Diluted earnings per share under GAAP were $0.42 vs. $0.36 in the second quarter of the prior year, representing a 16.7% increase.

J. Powell Brown, President and Chief Executive Officer of the Company, noted, “We are very pleased with the results for the quarter as we delivered organic growth in line with our expectations and increased margins modestly. We also closed five acquisitions totaling $157M of revenues, including the Wright Insurance Group (“Wright”) acquisition during the second quarter.”

Total revenue for the six months ended June 30, 2014 was $761.4 million, compared with total revenue for the same period of 2013 of $660.7 million, an increase of 15.2%. Net income for the six month period ended June 30, 2014 was $114.2 million, or $0.78 per share, compared with $112.0 million, or $0.77 per share for the same period of 2013.

In the second quarter we completed our $25 million stock buyback that was approved by the Board of Directors in January of this year. The objective of this buyback was to help manage our share increase attributable to stock incentive plans. Consistent with our historical disciplined approach to managing capital, the Board of Directors has approved the purchasing of up to an additional $200 million worth of the Company’s outstanding shares.

The shares will be repurchased from time to time, at the Company’s discretion and subject to the availability of stock, market conditions, the trading price of the stock, alternative uses for capital, the Company’s financial performance and other potential factors. These repurchases may be carried out through open market purchases, block trades, accelerated repurchases, negotiated private transactions and pursuant to any trading plan that may be adopted in accordance with rule 10b5-1 of the Securities and Exchange Commission.

During the quarter, we also funded our new Credit Facility in conjunction with the acquisition of Wright and repaid $230 million of existing term loan debt.  The Credit Facility includes a Term A Loan of $550 million and a Revolving Loan Facility with a drawing capacity of $800 million.  To facilitate the activities above, we drew $375 million on the Revolving Loan.  As of June 30, our total debt outstanding was $1,175 million.

Brown & Brown, Inc.

INTERNAL GROWTH SCHEDULE

Organic Revenue Growth(1)

Three Months Ended June 30, 2014

(in millions, unaudited)

						Organic Revenue
	Quarter Ended		Change		Acquisition	Growth
	06/30/14	06/30/13	$	%	Revenues	$	%

Retail(2)	$205.9	$167.3	$38.6	23.1%	35.2	$3.4	2.0%
National
Programs	89.8	62.4	27.4	43.9%	26.0	1.4	2.2%
Wholesale
Brokerage	58.6	52.9	5.7	10.8%	1.4	4.3	8.1%

Services	35.6	30.3	5.3	17.5%	4.6	0.7	2.3%
Total Core
Comm. and Fees	$389.9	$312.9	$77.0	24.6%	$67.2	$9.8	3.1%

Services Excluding
Colonial Claims	35.6	28.2	7.4	26.2%	4.6	2.8	9.9%

Total Excluding Colonial Claims	$389.9	$310.8	$79.1	25.5%	$67.2	$11.9	3.8%

(1)        Organic Revenue Growth is defined as total commissions and fees less (i) the first twelve months of net commission and fee revenues generated from acquisitions accounted for as purchases less (ii) profit-sharing contingent commissions (revenues derived from special revenue-sharing commissions from insurance companies based upon the volume and the growth and/or profitability of the business placed with such companies during the prior year – “Contingents”), less (iii) guaranteed supplemental commissions (revenues derived from special revenue-sharing commissions from insurance companies based solely upon the volume of the business placed with such companies during the current year – “GSC’s”), and less (iv) divested business (commissions and fees generated from offices, books of business or niches sold by the Company or terminated).

(2)        The Retail segment includes commissions and fees reported in the “Other” column of the Segment Information, which includes corporate and consolidation items.

RECONCILIATION OF INTERNAL GROWTH SCHEDULE

TO TOTAL COMMISSIONS AND FEES

Included in the Consolidated Statements of Income

For the Three Months Ended June 30, 2014 and 2013

(in millions, unaudited)

	Quarter Ended
	06/30/14	06/30/13

Total Core Commissions and Fees	$389.9	$312.9
Profit-Sharing Contingent Commissions	2.8	7.9
Guaranteed Supplemental Commissions	2.0	1.7
Divested Business	—	1.6

Total Commissions and Fees	$394.7	$324.1

Due to the seasonal nature of the revenue stream for the Beecher Carlson large accounts business, the large size of Wright and the impact of Hurricane Sandy revenues within our Colonial Claims business, we believe, in our opinion, it is appropriate to adjust for the margin impact of these items in order to arrive at a Pro Forma comparable to that of the prior year. After these adjustments, our earnings per share – pro forma (as defined below) was $0.38 for the three months ended June 30, 2014.

Brown & Brown, Inc.

EARNINGS PER SHARE RECONCILIATION TO

EARNINGS PER SHARE - PRO FORMA

Three Months Ended June 30, 2014

(unaudited)

	Quarter Ended		Change
	6/30/14	6/30/13	$	%
GAAP earnings per share – as reported	$0.42	$0.36	$0.06	16.7%
Colonial Claims	—	-0.01	0.01	3.3%
Beecher Carlson large accounts	-0.01	—	-0.01	-2.9%
Wright Insurance Group	-0.03	—	-0.03	-8.6%
Earnings per share - pro forma	$0.38	$0.35	$0.03	8.6%

EBITDAC for the quarter was $134.8 million, an increase of $23.6 million or 21.2%.  For the reasons stated above, we believe EBITDAC adjusted for the large accounts at Beecher Carlson, the acquisition of Wright and the impact of Hurricane Sandy provides a more appropriate comparison to prior year.  EBITDAC – pro forma increased 10.3% to $120.8 million for the quarter.  The associated EBITDAC margin expanded 40 basis points to 34.2%, reflecting, in our opinion, our commitment to profitable revenue growth through a disciplined acquisition strategy and sound operational management.

Brown & Brown, Inc.

EBITDA RECONCILIATION TO

EBITDAC(3) - PRO FORMA

Three Months Ended June 30, 2014

(in millions, unaudited)

	Quarter Ended		Change
	6/30/14	6/30/13	$	%
EBITDA – as reported	$134.7	$110.6	$24.1	21.8%
Change in acquisition earn-out payables	0.1	0.6	-0.5	-83.3%
EBITDAC – as reported	$134.8	$111.2	$23.6	21.2%
Colonial Claims	—	-1.7	1.7	1.9%
Beecher Carlson large accounts	-4.1	—	-4.1	-3.7%
Wright Insurance Group	-9.9	—	-9.9	-9.1%
EBITDAC – pro forma	$120.8	$109.5	$11.3	10.3%

Brown & Brown, Inc.

EBITDA MARGIN RECONCILIATION TO

EBITDAC(3) MARGIN - PRO FORMA

Three Months Ended June 30, 2014

(unaudited)

	Quarter Ended
	6/30/14	6/30/13
EBITDA margin – as reported	33.9%	34.0%
Change in acquisition earn-out payables	—	0.2
EBITDAC margin – as reported	33.9%	34.2%
Colonial Claims	—	-0.4
Beecher Carlson large accounts	0.8	—
Wright Insurance Group	-0.5	—
EBITDAC margin – pro forma	34.2%	33.8%

(3)	EBITDAC is defined as net income before interest, income taxes, depreciation, amortization and the change in estimated acquisition earn-out payables.

Brown & Brown, Inc.

CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share data; unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
REVENUES
Commissions and fees	$394.7	$324.1	$756.7	$657.9
Investment income	0.2	0.2	0.3	0.4
Other income, net	2.9	1.4	4.4	2.4
Total revenues	397.8	325.7	761.4	660.7

EXPENSES
Employee compensation and benefits	196.4	163.5	380.5	323.0
Non-cash stock-based compensation	6.0	3.6	13.5	7.5
Other operating expenses	60.6	47.4	113.1	93.7
Amortization	20.6	16.2	38.5	32.3
Depreciation	5.3	4.2	9.9	8.4
Interest	7.0	4.0	11.1	8.0
Change in estimated acquisition earn-out payables	0.1	0.7	6.2	2.2
Total expenses	296.0	239.6	572.8	475.1

Income before income taxes	101.8	86.1	188.6	185.6

Income taxes	40.0	34.2	74.4	73.6

Net income	$61.8	$51.9	$114.2	$112.0

Net income per share:
Basic	$0.43	$0.36	$0.79	$0.78
Diluted	$0.42	$0.36	$0.78	$0.77

Weighted average number of shares outstanding:
Basic	141,250	140,836	141,428	140,816
Diluted	143,032	143,021	143,169	142,938

Dividends declared per share	$0.10	$0.09	$0.20	$0.18

Brown & Brown, Inc.

CONSOLIDATED BALANCE SHEETS

(in millions, except per share data, unaudited)

	June 30,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$309.1	$203.0
Restricted cash and investments	300.4	250.0
Short-term investments	12.3	10.6
Premiums, commissions and fees receivable	433.0	395.9
Deferred income taxes	16.3	29.3
Other current assets	388.0	39.3
Total current assets	1,459.1	928.1

Fixed assets, net	86.4	74.7
Goodwill	2,509.3	2,006.2
Amortizable intangible assets, net	829.0	618.9
Investments	19.2	—
Other assets	27.4	21.7
Total assets	$4,930.4	$3,649.6

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Premiums payable to insurance companies	$634.8	$534.4
Premium deposits and credits due customers	98.5	81.0
Accounts payable	55.9	34.2
Accrued expenses and other liabilities	446.7	157.4
Current portion of long-term debt	6.6	100.0
Total current liabilities	1,242.5	907.0

Long-term debt	1,168.1	380.0

Deferred income taxes, net	337.5	291.7

Other liabilities	100.8	63.8

Shareholders’ equity:
Common stock, par value $0.10 per share; authorized 280,000 shares; issued 145,389 and 145,419;outstanding 144,544 and 145,419 at 2014 and 2013, respectively – in thousands	14.5	14.5
Additional paid-in capital	386.2	372.0
Treasury Stock, at cost 845 and 0 shares at 2014 and 2013, respectively – in thousands	(25.0)	—
Retained earnings	1,705.8	1,620.6
Total shareholders’ equity	2,081.5	2,007.1

Total liabilities and shareholders’ equity	$4,930.4	$3,649.6

Conference call, webcast and slide presentation

A conference call to discuss the second quarter 2014 results will be held on Tuesday, July 22, 2014 at 8:00 AM Eastern Time. You can access the webcast by visiting the “Investor Relations” section of www.bbinsurance.com. The Company may refer to a slide presentation during its conference call. The slides will be available to view and download from the “Investor Relations” section of the Company’s website at www.bbinsurance.com.

About Brown & Brown

Brown & Brown, Inc., through its subsidiaries, offers a broad range of insurance and reinsurance products and services. Additionally, certain Brown & Brown subsidiaries offer a variety of risk management, third-party administration, and other services. Serving business, public entity, individual, trade and professional association clients nationwide, the Company is ranked by Business Insurance magazine as the United States’ sixth largest independent insurance intermediary. The Company’s Web address is www.bbinsurance.com.

Forward-looking statements

This press release may contain certain statements relating to future results which are forward-looking statements, including those relating to the Company's anticipated financial results for the second quarter of 2014, and potential repurchases of our common stock. These statements are not historical facts, but instead represent only the Company’s current belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that the Company’s actual results, financial condition and achievements may differ, possibly materially, from the anticipated results, financial condition and achievements contemplated by these forward-looking statements. These risks and uncertainties include, but are not limited to, the Company's determination as it finalizes its financial results for the second quarter of 2014 that its financial results differ from the current preliminary unaudited numbers set forth herein; fluctuations in our stock’s market price; fluctuations in operating results and cash flows; material adverse changes in economic conditions in the markets we serve and in the general economy; downward commercial property and casualty premium pressures; future regulatory actions and conditions in the states in which the Company conducts business; competition from others in the insurance agency, wholesale brokerage, insurance programs and service business; the integration of the Company’s operations with those of businesses or assets the Company has acquired or may acquire in the future and the failure to realize the expected benefits of such integration; and the potential occurrence of a disaster that affects certain areas including, but not limited to, the States of California, Florida, Georgia, Indiana, Kansas, Massachusetts, Michigan, New Jersey, New York, North Carolina, Oregon, Pennsylvania, Texas, Virginia and /or Washington, where significant portions of the Company’s business are conducted; other factors that the Company may not have currently identified or quantified, and other risks, relevant factors and uncertainties identified in the Company's Annual Report on Form 10-K for the year ended December 31, 2013, and the Company’s other filings with the Securities and Exchange Commission. All forward-looking statements made herein are made only as of the date of this release, and the Company does not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which the Company hereafter becomes aware.

Non-GAAP supplemental financial information

This press release contains references to non-GAAP financial measures as defined in Regulation G of SEC rules, including Organic Revenue Growth, Earnings Per Share - Pro Forma, EBITDAC (defined as net income before interest, income taxes, depreciation, amortization and the change in estimated acquisition earn-out payables) and EBIDAC Margins. A reconciliation of this supplemental non-GAAP financial information to our GAAP information is contained in this earnings release. We present such non-GAAP supplemental financial information, as we believe such information is of interest to the investment community because it provides additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent on a GAAP basis. This supplemental financial information should be considered in addition to, not in lieu of, the Company’s condensed consolidated financial statements.

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